Monetran


Monetran
Developers of MONEDA – the first asset-backed, redeemable, Stellar stable token. One of the first cryptocurrencies designed for mass adoption.
COMING SOON! BUY AND REDEEM MONEDA TOKENS DIRECTLY FROM MONETRAN!

Invest

$100.00 minimum investment

Deadline January 14, 2021
in 17 days

Unit Price
$1.25

Total Raised
$59,036

Valuation
$1,652,920

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Monetran combines blockchain technology and cryptocurrency to enable customers to transfer funds and send remittances faster and more economically than by traditional methods.

Our system is designed to cost 70% less than traditional money transfers, and to cut the time of delivery down from days to a mere 3-5 seconds. All this while earning considerable profits for the company by extracting fees each time a transaction passes through the company app. From the outset, Monetran intends to use its system to compete for a share of the $700 billion dollar remittance industry.

In addition to its transfer system, Monetran has developed Moneda, an asset-backed, redeemable, stable token. Moneda has been designed to maintain its value, making it a true store of value and a perfect medium of exchange. Moneda encompasses all of the features necessary to achieve mass adoption and is poised to obtain the popularity needed to become a universally accepted method of payment on the internet.

Although both the Monetran system and the Moneda token could thrive independently, we believe they work best when used together, delivering a smooth customer experience and a way for people around the globe to enjoy a fast, economical transfer of funds.

PROBLEM

According to statistics supplied by the World Bank, the average $200 remittance is subject to approximately 7.1% in fees, or more than $14. Because many recipients reside in poor countries, that amount represents a considerable hardship.

In addition to high cost, there is also a high degree of latency involved with the antiquated method of funds transfer still prevalent today . A cross - border remittance normally takes days and, on occasion, could take almost a week to complete. It should also be noted that the blockchains of most of the well-known cryptocurrencies are either deficient in cost effectiveness and / or fast resolution of transactions, rendering them unable to solve these problems:

- Typical transfer systems are far too expensive
- Cross-border payments can take a week with antiquated systems
- Other cryptocurrencies can't deliver on cost / speed combination



Remittance

SOLUTION

Monetran combines blockchain technology and cryptocurrency to enable customers to transfer funds and send remittances faster and more economically than by traditional methods.

The reason most money transfers are so expensive is because a cross-border payment must pass through a number of intermediaries before reaching the recipient. Each of these middlemen charges a commission, with the end result in most cases being a 7% charge and a transaction delay of days. The Monetran system utilizes blockchain technology, therefore the need - and cost - of middlemen is negated and transaction time is reduced to mere seconds in most instances.

Monetran's system, which is enabled by the Stellar network, is built to enable transfers anywhere in the world in a matter of seconds at a cost that is approximately 70% less than traditional transfers.

The ability to make economical, rapid transfers is due to the efficiency of Stellar, which is nearly free to use with fees of a fraction of a cent per transaction.

- Monetran utilizes blockchain which reduces cost by eliminating intermediaries
- The Stellar network cuts transaction time from days to seconds
- The efficiency of the blockchain enables transfers for 70% less than competitors

How does blockchain work?


HOW DOES BLOCKCHAIN WORK?
One party requests a transaction.
Requested transactions are funneled into a P2P network and broadcast to each individual computer (or node).
Individual nodes recieve the request and validate the transaction using an algorithm.
Approved transactions are represented as blocks and added to a public ledger.
Once the block is added to an existing chain, transactions are complete and permanent.
CROWD

Monetran Completes MVP Built on Company App

Monetran's development team has completed a version of minimal viable product which operates on our app. The MVP enables customers to register and to both purchase and redeem company tokens, known as Moneda, directly from the company. In addition, we plan to enable customers to make person-to-person transfers of Moneda tokens.

Incorporated in the app is the ability to transfer tokens using the Stellar Network's federated IDs, which simplify the forwarding process and make transfers as simple as sending an email. Federated IDs take the place of a long cryptographic string of letters, numbers, and symbols normally needed to complete a blockchain transfer, enabling customers to enjoy a smoother and easier user experience.

App chart


Stellar network
Stellar Core
Network Backbone
Horizon
RESTful API Server
Mobile Wallets
Online Banking Apps
Payment Services
Monetran Services
Monetran Core
Monetran API
Monetran mobile
Monetran Web

Mobile app


Monetran

MONETRAN MOBILE APP

Future plans call for the construction of the Monetran mobile app. The app has been designed for an easy user experience and will enable all of the features which are available on the PC version. Saving money on transfers will be as simple as logging into a Monetran account, entering an amount, and sending it with a click via federated ID to a recipient anywhere in the world.

Moneda features

KEY FEATURES OF MONEDA

Stellar Platform

Moneda has been built on the Stellar network, ensuring swift, seamless, scalable, economical transactions.

Stellar Platform

Asset Backed

Moneda is digital currency backed by a fully transparent, actively managed portfolio of financial assets.

Currency Support

Designed for Profit

Monetran will always put investors' interests first and has designed its system to earn consistent profits.

Token Strength

SEC Regulations

Monetran has issued tokens under SEC Crowdfunding regulations and is now available to US investors.

Consumer Protection

Redeemable

Moneda tokens will be redeemable for a percentage of the principal in the Fidelity Investments asset account.

Redeemability

Value Added

Interest earned from deposits in the asset account remains invested, providing increased token value.

Compound Interest

Moneda

OUR TOKEN

One of the primary promises of blockchain technology has been that digital representations of value, known as coins or tokens, could employ cryptology to become useful as trustless forms of currency for use in internet commerce. Unfortunately, after nearly a decade since Bitcoin emerged on the scene as the first cryptocurrency, that promise has yet to be fulfilled.

Problems have arisen which have prevented wide acceptance of any cryptocurrency as a medium of exchange in such commerce. Issues of stability, economy, speed, and scalability have plagued those cryptocurrencies that would assume the mantle of a universally accepted form of payment over the internet. However, our unique new type of cryptocurrency, combined with an innovative new platform for its implementation, has delivered solutions to the problems which have heretofore prevented the widespread acceptance of any cryptocurrency.

In the preceding pages we have introduced Moneda, an asset-backed, redeemable stable token issued by Monetran and created for use on the Stellar network. Moneda has been transfused with tangible value from its inception, with a viable plan to increase its value over time. It is redeemable - something that no currency has been since the days of the gold standard - for a portion of the principal in an asset account which contains income producing U.S. Government financial instruments. Built on the ultra-rapid Stellar network, Moneda is built to enable swift, secure, economical transfers and transactions for any amount, large or small, either domestically or internationally. Because Moneda is backed by Government assets and redeemable, it has a high degree of stability with a likelihood of gradually increasing in value, making it a perfect store of value.

In short, Moneda has been designed to encompass all of the qualities that any currency, digital or otherwise, should possess to be accepted as a universal medium of exchange. We believe that this demonstrates that Moneda, issued by Monetran for use on the Stellar network, is indeed a cryptocurrency worthy of mass adoption and everyday use in internet transactions.

The many advantages of Monetran / Moneda / Stellar

- Is SEC compliant and available to U.S. investors
- The Stellar Network will enable transactions in 3-5 seconds
- Moneda is backed by a portfolio of U.S. Government financial instruments
- Will provide very economical transaction fees
- Will enable micropayments – even those less than $1.
- Provides token stability benefiting customers and merchants
- Moneda functions as a store of value and increases gradually
- Will enable P2P international transfers including conversions
- Will not require mining which wastes valuable resources
- Will be available in areas underserved in financial systems
- Federated IDs take the place of complicated cryptographic keys

Stellar Network

Stellar

Stellar is an Open Source, Distributed Ledger Technology
Stellar is a complex, distributed ledger blockchain system which enables financial transactions that resolve in approximately 3-5 seconds. It operates on protocols known as a Federated Byzantine Agreement, which differs from the way Bitcoin, Ethereum, and most other blockchains work. This method of consensus, or verification of transactions, was created by Professor David Mazieres and forms the backbone of the Stellar Consensus Protocol (SCP.) The Stellar network enables Monetran to make swift, economical transfers of funds on a global scale. It also eliminates the need for "mining'" which requires an extremely large use of electricity, thereby increasing cost and causing undue environmental strain.

One of the features exclusive to Stellar are federated IDs. Federated IDs are akin to email addresses and they take the place of the long, cryptographic keys which make systems work. This makes sending money on the Monetran system as easy as sending an email. This will be extremely important in helping the public at large use blockchain systems such as Monetran.

Stellar integrations

THE STELLAR NETWORK ALLOWS INTEGRATIONS WITH THIRD PARTY APPS LIKE MONETRAN FOR THINGS LIKE:

Remittances

Inexpensive, international transfers are completed in seconds

Mobile Money Leaders

Sending payments via mobile and web applications.

Micropayments

Payments as low as $1 or less are enabled and cost pennies

> **"One of the reasons that no cryptocurrency has achieved mass adoption by the public is the complexity of making transactions. Being able to substitute federated IDs for complicated cryptographic keys will go a long way toward making things simpler and easier for customers."**

CrowdfundingPR

MARKET

Market chart



Global remittances are expected to continue 4% annual growth rates
$800
$700
$600
$500
$400
$300
$200
$100
$0
$ Billions
$589
$634
$683
$707
$739
$768
2016
2017
2018
2019
2020
2021
Global annual remittance payment volume ($) by year
Source: World Bank
Note: 2020 and 2021 are forecasts

OPPORTUNITY

Our first foray into the remittance market will most likely be the USD / Mxn. The most recent statistics show that the total amount of USD sent to Mexico as remittances is nearly $36 billion. A 3% market penetration would translate to roughly $1 billion in business with commissions, based on Monetran's fee schedule, that would yield annual revenues of approximately $10 million for the company. This is our immediate goal.

The U.S. / Mexico remittance market is only one of many markets ripe for conversion to the Monetran model. Others include parts of Central and South America, India, China, and sections of sub-Saharan Africa. The worldwide remittance market is worth $700+ billion and growing.

In addition, Monetran has designed its token to be stable, redeemable, and to serve as a store of value. This makes Moneda a perfect candidate to serve as a universal medium of exchange and, therefore, a candidate for mass adoption. Monetran intends to use its system to enable all types of payments over the internet in a faster and cheaper manner. With this in mind, Monetran expects to eventually forge partnerships with major retailers such as Amazon and Walmart as well as any other business that accepts payment over the internet. At every turn, Monetran plans to earn transaction fees for the company.

“What Amazon did in the retail space we hope to achieve in the financial quarters, and that’s a possibility once Monetran is widely recognized. There’s no reason why we can’t achieve it. Our idea and plan are that revolutionary.”

Don Bielak
Company presentation at the Washington, D.C. Elite Blockchain Summit

COMPETITIVE LANDSCAPE

In a head-to-head comparison of the Monetran system vs.the leading transfer companies, Monetran comes out ahead in virtually all of the areas of most importance to customers. The biggest reason for this is because Monetran is built and will operate via blockchain, which eliminates the middlemen who add great cost to the average cross-border payment. In addition, the processing time for such transactions is cut down to literally seconds instead of the hours or days which are prevalent in the antiquated systems which are part and parcel of traditional transfer systems. The efficiency of the Stellar blockchain enables Monetran to charge a fraction of what the top competitors do and still earn a solid profit.

Competition table

MONETRAN VS. LEADING COMPANIES - $200 REMITTANCE USA TO MEXICO

TRANSFER COMPANY	FEE	DELIVERY TIME	EXCHANGE*	TOTAL COST
WESTERN UNION	$9.99	0-1 BUSINESS DAYS	-36 MXN	$9.99 + 36 MXN
PAYPAL	$4.99	1-2 DAYS	-329 MXN	$4.99 + 329 MXN
TRANSFERWISE	$8.10	UP TO ONE WEEK	-132 MXN	$8.10 + 132 MXN
MONETRAN	$2.00 (1%)	3-5 SECONDS	0	$2.00
* COMPARED TO MID MARKET RATE				

BUSINESS MODEL

In our current plan, the primary source of income for Monetran will come from transaction fees, charged whenever anyone sends a remittance or makes a payment through the Monetran app. The current fee for such a transaction is 1%. One remittance model estimates that Monetran could earn $10 million in fees, on a yearly basis, with a 3% market penetration. There are many such markets available to Monetran, and we intend to take advantage of as many as possible.

Enabling fast and economical payments in everyday commerce is another goal of Monetran. In the near future we envision customers using our mobile app to make point-of-sale purchases for any amount, even those of less than $1. Such purchases total in the trillions of dollars on a world wide scale and provide another fertile ground for our system.

Another source of income is through arbitrage gained during the redemption and sale of tokens. The value of Monetran stable tokens will always be known, as it is a simple formula of dividing the value of the portfolio by the number of tokens in circulation. We plan to make a market for our own tokens and use the known value of a token as a mid-price. Tokens will therefore be sold at a slight premium to the mid-price and be bought at a slight discount. Depending on the number of tokens bought (redeemed) by the company and / or sold, this should total a significant profit for the company.

Finally, Monetran plans to market its token to those in countries where either high inflation or negative interest rates prevail in their respective local currencies. Because Moneda is a stable token backed by interest bearing U.S. Government securities, those searching for a store of value can buy and hold the tokens until they are ready to transfer that value back into fiat currency. In those instances, Monetran will be able to earn profits from both the sale and the redemption of Moneda tokens.

Business model



Financial Partners

FULTON FINANCIAL CORPORATION

A Trusted Bank in the U.S.

Founded in 1882, Fulton Bank is one of America's oldest financial institutions and is the bank where Monetran's main business account has been established.

Fidelity INVESTMENTS

An Experienced Investment Firm

Monetran has established its asset account with Fidelity Investments, long renowned as one of the world's most trusted providers of financial services.

"Billions of dollars worth of foreign currency has been pouring into the U.S. in search of safety from negative interest rates now prevalent in Europe," Don Bielak, Monetran's CEO said. "In other parts of the world, high inflation is the destroyer of wealth. What we have done at Monetran is to design a cryptocurrency which will combat both of these enemies. This is in addition to Moneda's ability to serve as a medium of exchange for remittances and internet purchases. This makes our token a valuable instrument on a world-wide scale and a model for mass adoption."

BostonHerald.com

ENVIRONMENTAL RESPONSIBILITY



Environment

Typical blockchains require a vast amount of energy to verify or "mine" transactions. It is estimated that by the end of 2020, mining the leading cryptocurrency alone will use as much electricity as a medium sized country does today. When all other cryptocurrencies that require mining are factored in, the electrical drain is absolutely mind boggling.

The Monetran system has been built on the Stellar Network, which utilizes a Federated Byzantine Agreement to verify transactions, thereby eliminating the need for mining. No matter how popular Moneda gets, it will not waste a single watt of one of the world's most precious resources.

> **"We have always rejected mining as a method of consensus," said Don Bielak, Monetran's CEO. "We opted for the latest technology which is clean and environmentally conscious. We aren't like the others and I promise we will not waste a single watt of electricity to achieve a business goal."**

Street Insider

PROGRESS

- First round of funding closed; maximum target hit
- Monetran token created on Stellar Network (Moneda)
- Every Moneda token in circulation backed by U.S. Government securities
- Highly qualified team assembled
- Company website built and operational
- MVP built on company app
- Fully functional app imminent

PRESS

Media


Media outlets which have provided
Monetran press coverage

- Monetran Token Offers Solution for Inflation, Negative Interest – BostonHerald.com
- Monetran To Seek Amazon, Walmart Partnerships – Markets Insider
- FinTecBuzz Interview with Monetran CEO – FinTecBuzz
- Environmental Responsibility High on Monetran's Checklist – StreetInsider.com
- The World's Poor Will Benefit from Monetran Model – Markets Insider
- Various articles written by Monetran CEO Don Bielak – Medium

Recipients



"One of our goals has been to improve the lives of the poor by cutting high remittance fees," said the CEO of Monetran. "Blockchain and cryptocurrency have combined to enable us to do just that. Stellar's low fees make it possible for us to transfer a remittance for a fee of 2%, with the savings going directly to those impoverished recipients."

Chicago Daily Herald

TEAM

"The Monetran team consists of a group of respected and accomplished professionals. Each and every member brings a wealth of both education and experience in their respective areas of expertise. As the CEO, I am both fortunate and grateful to have access to the abilities of each member of the team. Along with our valued investors, the contributions the Monetran team has made have brought the project to brink of success."

Don Bielak
CEO, Monetran, LLC



Don Bielak
Founder and CEO

Don has served as the full time Monetran Manager, CEO, and Founder for the past twenty four months after years of experience as the Publicity and Media Relations Director for a major sports venue in New Jersey from 1993-2017. He secured national media coverage in Sports Illustrated, ESPN, CBS, ABC, and NBC, among others, for his company. Don is an alumnus of Thomas Edison University where he majored in communications.

"Almost immediately after Facebook came out with the details of their new cryptocurrency, we started to detect increased interest in Monetran and Moneda," Don Bielak, CEO of Monetran said. "I tend to believe that investors have recognized the similarities between Moneda and Libra, and realize that the Monetran project is as well thought out and well constructed as that of a huge company like Facebook. In just a few weeks since Facebook's announcement, investment in Monetran has increased by approximately 25%," Bielak said. "The company has experienced a similar increase in the percentage of investors, also."

San Diego Union-Tribune



Dave Olszewski

Chief Technical Officer

Dave graduated from Hamburg University with a Masters degree in computer science. He has launched two successful startups and also has decades of experience in product development. Dave has been granted seven patents for computer systems and applications. Among his specialties are DevOps and mobile integration.



Ron Robinson

Chief Information Officer

Ron earned a degree in Communications & Marketing from the University of Tulsa. He has been involved in 100+ political campaigns across the country in a communications capacity. Ron is a nationally renowned expert in video and digital operations. He has also demonstrated advanced knowledge in communications security.



Daina Behe
Social Media Manager

Daina owns a degree in Integrated Marketing Communications from West Virginia University. She is an expert in social media copywriting and management. Daina is proficient in graphic design and has experience in database maintenance. She is also experienced in marketing and developing brand identity.



Don Bielak, Jr.
Senior Advisor to the CEO

Donnie graduated from Drexel University with a Masters degree in Electrical Engineering and a Masters degree in Engineering Management. He currently serves as manager of Reliability Engineering at PJM Interconnection – North America's largest Independent System Operator and RTO that coordinates the movement of wholesale electricity in all or parts of 13 states and the District of Columbia.



Patricia Walterick

IT Advisor

Tricia is a graduate of Wm. and Mary College with degrees in both Psychology and Kinesiology. She also holds a Masters in Education from Goddard College, where she focused on technology in Education and E-Learning design. Tricia is a professional web developer and digital marketer for numerous clients, designing, developing, and managing websites; she also manages SEO and marketing campaigns.



Nadia Chilmonik

Systems Analysis Advisor

Nadia obtained a degree from George Washington University in Systems Engineering. She is an expert in designing and coding algorithms. Nadia is a member of NASA Datanauts where she collaborates with NASA data scientists. She also has experience in blockchain and programming.

Moneda


MONETRAN

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Compensation for Team Members	$32,000	12.8%
Completion / Upgrade of App	$20,000	8.0%
Marketing & Advertising	$39,750	15.9%
Backing of Moneda tokens	$80,000	32.0%
Maintenance of System	$25,000	10.0%
Trade Shows & Conventions	$6,000	2.4%
Legal & Professional Services	$10,000	4.0%
Expansion of Team	$15,000	6.0%
Redesign / Replace Website	$10,000	4.0%
Intermediary fees	$12,250	4.9%

TERMS

Right to Receive Moneda Tokens:

The Offering includes the right to receive, one (1) Moneda token for every unit purchased.

For example, an investment of $500 would entitle the investor to 400 Moneda tokens.

* All perks will be delivered after the campaign is completed.

This is an offering of Class A, under registration exemption 4(a)(6), in Monetran, LLC. This offering must raise at least $10,000 by January 14, 2021 at 11:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Monetran may issue additional securities to raise up to $250,000, the offering's *maximum*.

$59,036 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,522,336 units
× $1.25 per unit

$1,902,920 implied valuation

COVID Relief:

This offering is being conducted on an expedited basis due to circumstances relating to COVID-19 and pursuant to the SEC's temporary COVID-19 regulatory relief set out in Regulation Crowdfunding §227.201(z).

Offering maximum:

In reliance on this relief, financial information certified by the principal executive officer of the issuer has been provided instead of financial statements reviewed by a public accountant that is independent of the issuer, in setting the offering maximum of $250,000.

PITCH DECK


MONETRAN, LLC
WE COMBINE BLOCKCHAIN AND CRYPTOCURRENCY TO ENABLE FASTER, CHEAPER TRANSFERS OF FUNDS ON A GLOBAL SCALE
MONETRAN
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FINANCIALS

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Whitepaper
- News Items

UPDATES

- Oct 23, 2020 — Wilmington, DE - - Monetran LLC, an internet...
- Sep 18, 2020 — Wilmington, DE - - A recent announcement by a...
- Aug 11, 2020 — Wilmington, DE - - The management of Monetran,...
- Jun 5, 2020 — Primary offering of 200,000 units at $1.25

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